Plum Creek Timber Company, Inc.
999 Third Avenue
Suite 2300
Seattle, Washington 98104
206 467 3600

Contact:	John Hobbs
Director, Investor Relations
1-800-858-5347
www.plumcreek.com

PLUM CREEK TIMBER COMPANY, INC. REPORTS

RESULTS FOR FIRST QUARTER 2003

        SEATTLE, WASHINGTON – April 21, 2003 — Plum Creek Timber Company, Inc. (NYSE: PCL) today announced first quarter earnings of $33 million, or $0.18 per diluted share, on revenues of $273 million. Reported first quarter earnings included a $9 million, or $0.05 per diluted share, impairment charge of non-strategic timberlands expected to be sold in the second quarter of this year. Earnings for the first quarter 2002 were $56 million, or $0.30 per diluted share, on revenues of $275 million.

        Cash provided by operating activities in the first quarter totaled $46 million. This amount reflects a seasonal working capital investment of $23 million and a $6 million reduction due to other non-cash adjustments. Cash provided by operating activities for the same period last year was $73 million after a $15 million investment in working capital and a $3 million reduction due to other non-cash adjustments. The Company ended the first quarter 2003 with $208 million in cash and cash equivalents.

        “Difficult market conditions continued to persist in many of our timber markets. However, the benefits of our geographically diverse asset base and locally focused management were evident this quarter. We took advantage of opportunities to capture greater value by increasing harvests in regions with limited log availability due to unusually wet weather, while decreasing our activities in areas where pricing remained weak. Additionally, we continued to capture higher values in our real estate business for properties with unique conservation, recreation or development attributes. As a result, our first quarter income and cash flow were somewhat better than our original expectations, although our outlook for the full year remains the same,” said Rick Holley, President and CEO.

       Review of Operations

        Operating profit in the Northern Resources segment was $23 million in the first quarter compared to $20 million for the same period of 2002. Prices have recovered somewhat from the depressed levels experienced in the first quarter of 2002 with Northern sawlogs up over 3% and Northern pulpwood prices up approximately 8%. Harvesting activity was modestly higher when compared to the first quarter of 2002 as the Company began delivering wood to customers from its recently acquired property in Wisconsin.

        Operating profit in the Southern Resources segment was $49 million, down approximately $6 million from the same period of 2002. Harvest volumes were lower than first quarter 2002, but higher than anticipated as the Company moved to take advantage of temporarily tight log supplies in certain markets. The sawlog harvest was 9% lower than the first quarter of 2002 while the pulpwood harvest was 5% lower than the same period last year. First quarter sawlog prices were $1/ton lower than the same period last year due to continued difficult lumber markets. Pulpwood prices were slightly higher than those experienced in the first quarter of 2002. Widespread access to “all weather tracts” allowed the Company to take advantage of higher prices in some regions due to a combination of low customer log inventories and wet weather.

        First quarter revenue for the Real Estate segment was $23 million for both 2003 and 2002. Sales during the quarter represented a balanced mix of conservation, recreation and development properties. Interest in the Company’s properties remained high from a diverse range of conservation interests, developers, and individuals.

        The Company’s Manufacturing segment reported a $5 million loss for the quarter compared to a $2 million profit in the same period of 2002. Lumber prices in first quarter 2003 were 14% lower than those experienced in the first quarter of 2002 reflecting a continued oversupply of lumber in the U.S. market, due in part to high levels of Canadian lumber imports. Medium density fiberboard (MDF) prices and sales volumes were higher than last year due to the continued start-up of the Company’s second MDF line. Increased production costs, including raw material and energy prices, offset the revenue gains derived from higher prices and production volumes. Prices and sales volumes for the Company’s plywood products were similar to the first quarter 2002 levels.

       Share Repurchase

        During the quarter the Company opportunistically repurchased approximately two million shares of its stock at an average price of approximately $21.53 per share.

        “We evaluated several timberland tracts for acquisition during the quarter but none matched our disciplined financial return requirements. The timberland investment opportunity that did have attractive financial returns was our own stock. We took advantage of that opportunity and repurchased shares at what we believe are very compelling values,” continued Holley.

       Outlook

        In the second quarter, Plum Creek expects log prices throughout its operating regions to approximate first quarter levels. Typical seasonal harvest patterns are expected with harvest levels in the South increasing in the second quarter while harvests in the North are expected to decline from first quarter levels due to thawing spring weather that restricts harvesting activities.

        The Company anticipates continued strong interest in its real estate properties from individuals, developers and conservation buyers. The Company continues to expect Real Estate sales for the year to be between $80 and $100 million.

        Lumber prices are expected to improve seasonally during the second quarter as building activity increases throughout the United States. The ongoing lumber dispute with Canada is currently a source of continued uncertainty in lumber markets. Negotiations during the first quarter made important progress toward a resolution but at this time it is uncertain when negotiations will resume. Ultimately an agreement should have a positive effect on U.S. lumber and log markets. However, the extent and timing of any influence is not possible to determine at this time.

        Plywood prices are expected to improve as building activity increases seasonally and industrial demand improves modestly. MDF sales volume should continue to increase as the new MDF line adds production. MDF sales realizations should improve as higher value, thin-board production volumes increase from the new line.

        The Company expects second quarter earnings to be between $0.22 and $0.27 per share.

        “Plum Creek has a tremendous asset base and we are committed to achieving the best value for every acre through a comprehensive approach to land and timber management. Our strong balance sheet, disciplined capital allocation and capabilities in timber merchandising, real estate, and natural resources are positioning the Company to continue to perform well despite continued tough market conditions,” concluded Holley.

       Earnings Conference Call and Supplemental Information

Plum Creek will hold a conference call today, April 21, at 5:00 PM EDT (2:00 PM PDT). A live webcast of the conference call may be accessed through Plum Creek’s Internet site at www.plumcreek.com by clicking on the “Investors” link.

Investors without internet access should dial 1-800-572-9852 at least 10 minutes prior to the start, referencing Plum Creek’s earnings. Those wishing to access the call from outside United States/Canada should dial 1-706-645-9676, also referencing Plum Creek’s earnings. Replay of the call will be available for 48 hours after completion of the live call and can be accessed at 1-800-642-1687 or 1-706-645-9291 (international calls), using the code 9366940.

        Supplemental financial information for Plum Creek operations, including statistical data, is available in the investors information section of Plum Creek’s website at www.plumcreek.com.

        Plum Creek is one of the largest land and timber owners in the nation, with over 8 million acres of timberlands in every region of the United States and ten wood product manufacturing facilities in the Northwest.

       Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seek,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates,” or the negative of those words or other comparable terminology. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the cyclical nature of the forest products industry, our ability to harvest our timber, our ability to execute our acquisition strategy, and various regulatory constraints. These and other risks, uncertainties and assumptions are detailed from time to time in our filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended. It is likely that if one or more of the risks materializes, or if one or more assumptions proves to be incorrect, the current expectations of Plum Creek and its management will not be realized. Forward-looking statements are not guarantees of performance, and speak only as of the date made, and neither Plum Creek nor its management undertakes any obligation to update or revise any forward-looking statements.

PLUM CREEK TIMBER COMPANY, INC.
CONSOLIDATED STATEMENT OF INCOME
(UNAUDITED)

	Quarter Ended
	March 31, 2003	March 31, 2002
	(In Millions, Except Per Share Amounts)
Revenues
Timber	$ 156	$ 157
Real Estate	23	23
Manufacturing	92	93
Other	2	2

Total Revenues	273	275

Costs and Expenses:
Cost of Goods Sold:
Timber	81	74
Real Estate	19	11
Manufacturing	96	89
Other	1	--

Total Cost of Goods Sold	197	174
Selling, General and Administrative	17	17

Total Costs and Expenses	214	191

Operating Income	59	84
Interest Expense, net	28	26

Income before Income Taxes	31	58
Benefit (Provision) for Income Taxes	2	(2)

Net Income	$ 33	$ 56

Net Income per Share - Basic	$ 0.18	$ 0.30

Net Income per Share - Diluted	$ 0.18	$ 0.30

Weighted average number of Shares outstanding - Basic	184.1	184.5

Weighted average number of Shares outstanding - Diluted	184.6	185.3

PLUM CREEK TIMBER COMPANY, INC.
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	March 31, 2003	December 31, 2002
	(In Millions)
ASSETS
Current Assets:
Cash and Cash Equivalents	$ 208	$ 246
Restricted Advance from Customer	17	4
Accounts Receivable	34	33
Inventories	61	58
Investment in Grantor Trust	11	10
Deferred Tax Asset	11	11
Other Current Assets	30	16

	372	378
Timber and Timberlands - Net	3,579	3,599
Property, Plant and Equipment - Net	303	307
Other Assets	7	5

Total Assets	$ 4,261	$ 4,289

LIABILITIES
Current Liabilities:
Current Portion of Long-Term Debt	$ 33	$ 33
Accounts Payable	18	25
Interest Payable	38	21
Wages Payable	11	23
Taxes Payable	11	11
Deferred Revenue	26	18
Liabilities Associated with Grantor Trust	11	10
Other Current Liabilities	15	14

	163	155
Long-Term Debt	1,468	1,170
Lines of Credit	412	669
Deferred Tax Liability	42	44
Other Liabilities	26	29

Total Liabilities	2,111	2,067

Commitments and Contingencies
STOCKHOLDERS' EQUITY
Preferred Stock, $0.01 par value, authorized shares - 75.0
outstanding - none	--	--
Common Stock, $0.01 par value, authorized shares - 300.0,
issued (including Treasury Stock) - 185.0 at March 31, 2003
and 184.9 at December 31, 2002	2	2
Additional Paid-In Capital	2,175	2,197
Retained Earnings	16	23
Treasury Stock, at cost, Common shares - 2.0 at March 31, 2003	(43)	--

Total Stockholders' Equity	2,150	2,222

Total Liabilities and Stockholders' Equity	$ 4,261	$ 4,289

PLUM CREEK TIMBER COMPANY, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(UNAUDITED)

	Quarter Ended
	March 31, 2003	March 31, 2002
	(In Millions)
Cash Flows From Operating Activities:
Net Income	$ 33	$ 56
Adjustments to Reconcile Net Income to
Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization	25	26
Basis of Real Estate Sold (including Impairment Loss)	17	9
Deferred Income Taxes	(2)	--
Working Capital Changes	(23)	(15)
Other	(4)	(3)

Net Cash Provided By Operating Activities	46	73

Cash Flows From Investing Activities:
Property Additions (Excluding Tax-Deferred Exchanges)	(16)	(17)
Timberlands Acquired with Tax-Deferred Exchange
Proceeds, Net	(1)	--

Net Cash Used In Investing Activities	(17)	(17)

Cash Flows From Financing Activities:
Dividend	(65)	--
Borrowings of Long-term Debt and Lines of Credit	782	263
Repayments of Long-term Debt and Lines of Credit	(741)	(241)
Proceeds from Stock Option Exercises	--	14
Acquisition of Treasury Stock	(43)	--

Net Cash Provided By (Used In) Financing Activities	(67)	36

Increase (Decrease) In Cash and Cash Equivalents	(38)	92
Cash and Cash Equivalents:
Beginning of Period	246	193

End of Period	$ 208	$ 285